Exhibit 99.1

NASDAQ Approves Comstock’s Request for Continued Listing and

Transfer to NASDAQ Capital Market

RESTON, VA—(Marketwire – 11/20/09) - Comstock Homebuilding Companies, Inc. (NASDAQ:CHCI - News) (“Comstock” or the “Company”) today announced that on November 16, 2009, Comstock received notice that the NASDAQ Listing Qualifications Panel has granted the Company’s request to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the open of business on Wednesday, November 18, 2009.

As previously announced, on August 24, 2009, the Company received notice that it no longer satisfied the $10 million stockholders’ equity requirement for continued listing on The NASDAQ Global Market. At a hearing before the Listing Qualifications Panel on September 23, 2009, the Company requested the transfer of its listing to The NASDAQ Capital Market pursuant to an exception. The NASDAQ Capital Market stockholders’ equity requirement is $2.5 million. On November 13, 2009, the Company filed its Quarterly Report on Form 10-Q for the period ended September 30, 2009 evidencing stockholders’ equity in excess of the minimum $2.5 million threshold. Pursuant to the Panel’s recent decision, the Company’s continued listing on the Capital Market is subject to, among other things, the Company evidencing continued compliance with the $2.5 million stockholders’ equity requirement. The Company is awaiting acknowledgement from NASDAQ that it has satisfied the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

Separately, as announced on November 13, 2009, the Company received notice from NASDAQ that it does not satisfy the $1.00 minimum bid price requirement for continued listing on NASDAQ. The Company has until May 11, 2010 to regain compliance with the minimum bid price requirement.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. metropolitan area and the Raleigh, NC market. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.